Exhibit 99.1

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PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
March 1, 2006	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES FOURTH
QUARTER AND ANNUAL 2005 RESULTS

Dynex Capital, Inc. (NYSE: DX) today reported a net loss to common shareholders of $382 thousand, or $0.03 per common share, in the quarter ended December 31, 2005, versus net income to common shareholders of $13.7 million, or $1.13 basic net income per common share, for the quarter ended December 31, 2004. For the year ended December 31, 2005 the Company reported net income to common shareholders of $4.2 million, or $0.35 basic net income per common share, as compared to a net loss to common shareholders of $5.2 million, or $0.46 basic net loss per common share for the year ended December 31, 2004.

Book value per common share at December 31, 2005 was $7.65, versus $7.60 at the end of 2004. At December 31, 2005, the Company had cash and cash equivalents of $45.2 million and total investments of $756.4 million, versus cash and cash equivalents of $52.5 million and total investments of $1,343.4 million at December 31, 2004. Including cash and equivalents, short-term investments and available credit, the Company has approximately $60.1 million in available capital for reinvestment, $14.1 million of which was used in January 2006 in a partial redemption of its outstanding Series D Preferred Stock. Total shareholders’ equity at December 31, 2005 was $149.3 million versus $148.8 million at December 31, 2004. Total investments declined as a result of the sale of approximately $367.2 million of securitized finance receivables during 2005, as the Company continued its efforts to sell non-core investments, and also declined from principal payments received during the year of $151.0 million. These amounts received were generally used to repay the associated securitization financing.

The Company has scheduled a conference call for Thursday, March 2, 2006, at 12:00 p.m. Eastern Time to discuss fourth quarter and full year results. Investors may participate in the call by dialing (888) 214-7563.

“Our results for the fourth quarter and full year 2005 continue to reflect our current conservative investment strategy”, stated Thomas B. Akin, Chairman of the Company. “Given that the yield curve is now inverted, we have been and will continue to be cautious in our investment activities, electing to forego deploying investment capital in meaningful amounts other than in cash and short-term investments. We believe that our shareholders have been well served by this strategy, as evidenced by our stable book value per common share during 2005. We have also been opportunistically selling assets, a process which is now largely completed, apart from attempting to reduce our capital at risk in our three CMBS securitizations. At December 31, 2005, our book capital investment in these CMBS transactions was approximately $42 million, which we believe is an over-concentration of our capital for a Company our size.”

Mr. Akin continued, “Our balance sheet and investment portfolio are well positioned going into 2006 despite the current adverse rate environment. While the current market conditions are challenging, we are optimistic that 2006 will ultimately provide acceptable investment opportunities for the Company, enabling us to begin the process of utilizing our substantial tax net operating loss carryforward to grow book value per common share. Our focus for 2006 will be on identifying investment opportunities and suitable investment partners or external managers for our capital. As a real estate investment trust we will remain committed to our basic philosophy of mortgage investments, including stocks of other mortgage REITs that trade at a discount to their intrinsic value, but will look outside these investments for opportunities to strategically invest our capital with partners who bring complimentary expertise to the Company. The goal will be to diversify our investment portfolio, with an overall expectation that new capital investments for the Company will have acceptable returns relative to the risk involved in owning these assets. Until we are able to find suitable investments, absent unforeseen items, we expect our results will continue to approximate break-even for our common shareholders. In the near term, we completed in January 2006 a partial redemption of our preferred stock, and we are embarking on a common stock repurchase program so long as our stock trades at a healthy discount to book, and intrinsic, value.”

Fourth Quarter Financial Results

Net loss to common shareholders for the quarter included net interest income of $2.1 million, versus $4.9 million for the same quarter last year. Net interest income for the quarter was reduced approximately $800 thousand as a result of the non-accrual of interest on delinquent commercial mortgage loans and amortization expense from net deferred costs on the Company’s CMBS securitizations. This increased amortization resulted from higher than anticipated prepayment rates on the Company’s CMBS securitizations.

Net yield on average interest earning assets for the fourth quarter of 2005 was 7.18%, and the weighted-average cost of funds was 7.35%, for a negative net interest spread of 0.17% for the quarter. Net interest spread was impacted by the non-accrual loans and amortized costs noted above, as well as the reinvestment of proceeds from the sales of assets and principal receipts in lower-yielding cash equivalents and short-term instruments.

Net interest income after provision for loan losses was $853 thousand, versus $3.9 million in 2004. Provision for loan losses in the fourth quarter 2005 related primarily to delinquent or near delinquent loans in the Company’s investment in securitized commercial mortgage loan pools. At December 31, 2005, approximately $39.8 million in commercial mortgage loans were delinquent. The Company also had $4.1 million in single-family loans delinquent 60 or more days with respect to payment, where such loans do not have pool insurance or other credit enhancement. The Company expects only nominal losses on the delinquent single-family loans, and had reserves or other credit loss protection on the commercial mortgage loans totaling $21.6 million at the end of 2005. Additional provision for loan losses for 2006 will be required to the extent that collateral values change on currently delinquent loans or differ from those estimated in the reserving process, or if additional loans become delinquent during the year. Provision for losses for 2006 may also be impacted by the Company’s efforts to diversify its capital at-risk in its CMBS securitizations.

The Company recorded other income of a net $1.7 million primarily related to the favorable resolution of contingencies related to cash received from certain CMBS securitizations. The recognition of these amounts in income, most of which were received in 2005, had previously been deferred. These items are generally non-recurring in nature. Other income for the quarter also includes a charge related to the decline in value of certain mortgage servicing rights.

General and administrative expenses were $1.2 million during the fourth quarter, versus $1.6 million in the third quarter. General and administrative expenses in the third quarter included approximately $0.5 million in litigation expenses and accounting fees related to the amounts due to the Company’s prior independent accounting firm. The Company has continued to reduce overhead expenses as its investment portfolio has declined, and, absent unforeseen circumstances, expects general and administrative expenses to approximate $1.1 million per quarter in 2006, which includes approximately $150 thousand per quarter in expenses related to the Company’s tax lien servicing operation.

Balance Sheet

Total assets at December 31, 2005, were $806.0 million versus $1,400.9 million at December 31, 2004. Investments declined to $756.4 million, versus $1,343.4 million at December 31, 2004, principally as a result of the sale of approximately $367.2 million in investments during the second quarter and other principal repayments of $151.0 million. Non-recourse securitization financing decreased to $516.6 million at December 31, 2005 from $1,177.3 million at December 31, 2004. The decrease is mainly from the derecognition of $363.9 million of debt associated with the sale of the underlying collateral, and the redemption at par of $196 million of non-recourse securitization financing bonds. The redemption was completed with a combination of repurchase agreements and cash, resulting in the net increase of recourse debt financing of $133.1 million at December 31, 2005.

At December 31, 2005, the Company’s investment portfolio consisted of $186.3 million in securitized single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $558.7 million in fixed-rate securitized commercial mortgage loans. Capital available for investment was $45.2 million at December 31, 2005. An additional $14.8 million of available capital is financing previously redeemed investment securitization financing bonds on an interim basis until the Company reissues these bonds. At the end of December 2004, capital available for investment was $52.5 million. The improvement in 2005 relates primarily to proceeds received from sales of investments and net cash receipts on the investment portfolio.

2005 Tax Information and Other Matters

The following table presents tax information with respect to the quarterly distributions paid on the Series D Preferred Stock with respect to the 2005 tax year:
Payment Date	Distributions per share	Ordinary income	Return of capital
January 31, 2005	$0.2375	$0.0283	$0.2092
April 29, 2005	$0.2375	$0.0512	$0.1863
August 1, 2005	$0.2375	$0.0821	$0.1554
October 31, 2005	$0.2375	$0.0950	$0.1425

Totals	$0.9500	$0.2566	$0.6934

The Company also announced that, in the matter styled Teamsters Local 445 Freight Division Pension Fund versus Dynex Capital, Inc. et al. in the United States District Court for the Southern District of New York, the Court denied the Company’s motion to dismiss with respect to the Company and its subsidiary, MERIT Securities Corporation, and granted the Company’s motion to dismiss with respect to Stephen J. Benedetti, Chief Operating Officer of the Company, and Thomas H. Potts, former President of the Company. As yet, no damages have been enumerated by the plaintiff in the matter. The Company has evaluated the allegations made in the litigation and believes they are without merit, and intends to vigorously defend itself against them.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and Quarterly Report on Form 10-Q for the period ended September 30, 2005, as filed with the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$45,235	$52,522
Other assets	4,332	4,964
	49,567	57,486
Investments:
Securitized finance receivables:
Loans, net	722,152	1,036,123
Debt securities	-	206,434
	722,152	1,242,557
Securities	24,908	87,706
Other investments	4,067	7,596
Other loans	5,282	5,589
	756,409	1,343,448
	$805,976	$1,400,934

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing:
Non-recourse debt	$516,578	$1,177,280
Recourse debt	133,104	-
	649,682	1,177,280
Repurchase agreements	211	70,468
Other liabilities	6,749	4,420
	656,642	1,252,168

SHAREHOLDERS' EQUITY:
Preferred stock	55,666	55,666
Common stock	122	122
Additional paid-in capital	366,903	366,896
Accumulated other comprehensive income	140	3,817
Accumulated deficit	(273,497)	(277,735)
	149,334	148,766
	$805,976	$1,400,934

Book value per common share	$7.65	$7.60

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Interest income	$16,092	$25,349	$74,395	$122,223
Interest and related expense	(14,006)	(20,416)	(62,506)	(98,942)
Net interest income	2,086	4,933	11,889	23,281

Provision for loan losses	(1,233)	(1,025)	(5,780)	(18,463)

Net interest income after provision for loan losses	853	3,908	6,109	4,818

(Loss) gain on sale of investments, net	(193)	17,633	9,609	14,490
Impairment charges	(215)	(5,187)	(2,474)	(14,756)
Other income (expense)	1,691	85	2,022	(179)
General and administrative expenses	(1,181)	(1,418)	(5,681)	(7,748)

Net income (loss)	955	15,021	9,585	(3,375)
Preferred stock charge	(1,337)	(1,292)	(5,347)	(1,819)

Net (loss) income to common shareholders	$(382)	$13,729	$4,238	$(5,194)

Change in net unrealized gain/loss during the period on:
Investments classified as available-for-sale	178	1,155	(4,286)	4,681
Hedge instruments	4	664	609	3,018
Comprehensive income (loss)	$1,137	$16,840	$5,908	$4,324

Net (loss) income per common share
Basic	$(0.03)	$1.13	$0.35	$(0.46)
Diluted	$(0.03)	$0.77	$0.35	$(0.46)

Weighted average number of common shares outstanding:
Basic	12,163,391	12,162,391	12,162,951	11,144,102
Diluted	12,163,391	17,813,455	12,162,951	11,144,102